Exhibit 10.1

Ref.: PERS\OFFER\ALL

5 October 2006

William David Allan
46 Hall Park
Swanland
East Yorkshire
HU14 3NL

Dear Bill

MANAGING DIRECTOR, DIOMED LTD.

Following your recent interviews, I am pleased to offer you the position of Managing Director, Diomed Limited, reporting to the President & CEO of Diomed Holdings, Inc. currently located in Andover, MA (USA). Your basic salary will be £105,000 p.a. payable monthly in arrears on the last day of each month by credit transfer. Your employment will commence on Friday, 1 December 2006 or earlier depending on your availability.

The position also includes voluntary membership in a contributory pension scheme. The company provides free of charge private medical insurance, permanent health insurance and life assurance, which are all regarded as a taxable benefit. Details and application forms for completion are enclosed.

This position is being offered to you on the condition that you relocate to the Cambridge area no later than 1 September 2007. The Company reserves the right to terminate your employment with one month's notice at will should you not comply with this provision.

As a member of the Senior Management Team (SMT), you will also be eligible to participate in the following:

1. Incentive Stock Option Plan.
Your initial grant will be options to purchase 75,000 shares of Diomed common stock at the closing AMEX market price on the date your option is approved by the Board Compensation Committee. These options shall vest quarterly in arrears over a period of four (4) years.

2. Incentive Bonus Plan.
You will also be eligible to participate in the Executive Management Incentive Plan which is established annually. The position of Managing Director is currently eligible to receive thirty percent (30%) of his annual compensation by meeting annual financial and other quantitative operating objectives.

Payout for 2006 will be prorated according to the actual number of months employed in the calendar year. The Plan is subject to annual review and can be modified or eliminated at anytime at the sole discretion of the Board.

3. Additional Severance.
If the company terminates your employment without Cause (as defined below in this section) you will be entitled to receive as severance an amount equal to twelve (12) months of your annual base salary at the time in effect (including the three (3) month notice period provided for in Section 11 of the statement) and subject to deduction of income tax and national insurance contributions as appropriate as liquidated damages in full and final settlement of all your claims arising from such termination, payable in a single lump sum payable within ten (10) business days of the date on which you receive notice of termination of employment;

provided that the company shall have no obligation to make any severance payment to you

(i) to the extent permitted under applicable law, unless and until you execute and deliver to the Company compromise agreement which satisfies the conditions regulating compromise agreements under s203 of the Employment Rights Act and any other acts which may be applicable in full satisfaction of all claims arising from the termination of your employment, or

(ii) if you breach your obligation not to compete with the Company or not to divulge confidential information of the Company as set forth in the Agreement, or

(iii) if you voluntarily terminate your employment.

For all purposes of the Agreement "cause" shall mean:

(i) your embezzlement, wilful breach of fiduciary duty or fraud with regard to the Company or any of the Company's assets or businesses;

(ii) your conviction of any criminal offence (other than a traffic violation);

(iii) your behaviour, which is likely in the reasonable opinion of the Company to prejudice the interests of reputation of the Company, or;

(iv) any other breach by you of a material provision of the terms of your employment hereunder that remains incurred for thirty (30) days after written notice thereof is given to you. If the Company terminates your employment for Cause, the company shall have no further obligation of liability to you relating to your employment hereunder, or the termination thereof, other than for your base salary earned but unpaid through to the date of termination.

(v) Failure to relocate to Cambridge by 1 September 2007.

In addition, the company will also provide you with the following:

1. A car allowance of £10,440 p.a., paid monthly at the rate of £870.

2. A fuel allowance of £3,000 p.a., paid monthly at the rate of £250.

3. Temporary living expenses for a local apartment during the period prior to your relocation to Cambridge at a cost to be mutually agreed upon.

4. Relocation expenses totalling £8,000 according to Diomed's established policy for Eligible Relocation Expenses and Benefits.

This offer is subject to satisfactory reference review and assessment and to a satisfactory medical report.

When accepting our offer, please complete and promptly return the enclosed form identifying your referees and doctor, the 'Employee Data' form to arrange for bank transfer of your monthly salary payment, the pension information sheet to enable Norwich Union to prepare a quotation for your consideration and the life assurance nomination sheet. The Statement of Main Terms and Conditions of Employment and the Employment Policies, Benefits and Working Practices section of the Company Handbook which both form part of your 'Terms of Employment' are also enclosed.

This offer of employment will expire on 11 October 2006. Accordingly, please sign, date and return one copy of the Statement of Main Terms and Conditions of Employment as acceptance of this offer before that date.

I look forward to welcoming you to Diomed and wish you success in your new position. Please do not hesitate to contact me should you have any questions regarding our offer. All questions regarding employee benefits should be directed to Nicola Cole at (0) 1223 729310.

With warmest personal regards,

James A. Wylie
Director
Diomed Ltd.

Encs – For completion:

Acknowledgement letter
Statement of Main Terms and Conditions of Employment
Medical Report
Employee Data
Pension Scheme information sheet
Life Assurance Expression of Wish form
BUPA application form

Notes on:

Employment Policies
Pension Scheme
Permanent Health Insurance
Life Assurance
BUPA Scheme

DIOMED LIMITED
Cambridge Research Park
Beach Drive
Cambridge CB25 9TE

STATEMENT OF MAIN TERMS AND CONDITIONS OF EMPLOYMENT

DATE AT WHICH INFORMATION IN THIS DOCUMENT IS CORRECT: 4 October 2006

EMPLOYEE'S NAME: William Allan

DATE OF COMMENCEMENT OF EMPLOYMENT: 1 December 2006

Your employment with any previous employer does not count as part of your continuous period of employment.

MAIN PLACE OF WORK

Your main place of work will be Cambridge Research Park, Beach Drive, Cambridge, CB5 9TE.

The nature of your appointment may require you to travel on behalf of the Company either within the UK or overseas and to locations other than your main place of work, subject to normal discussion and agreement.

JOB TITLE

You are employed as Managing Director.

Your job description sets out your main duties and responsibilities, however, it should be noted that you may be required to undertake work of a similar nature from time to time as the workload so requires.

1. **SALARY**

1.1. As a monthly paid employee, your current salary is as shown on your salary slip. Your salary is payable monthly on the last working day of each month by direct credit transfer to your bank account.

1.2. You may be eligible for the Company Bonus Scheme for Senior Staff which is based on Company and individual performance. Bonus payments are not guaranteed and in the event you qualify will be paid as a lump sum amount in accordance with the then in effect Board policy, providing you are still in the Company's employment on 31 December of the previous year.

2. EMPLOYEE SHARE OPTION SCHEME

2.1. You may be entitled to participate in Diomed's share option scheme subject to its rules from time to time in force. Whilst the share option scheme may be structured to minimize tax liability, all taxes payable on the grant, exercise or sale of options or option shares is the sole responsibility of the employee.

2.2. Upon termination of your employment, you shall have no claim against Diomed for loss arising out of any eligibility to exercise any share options granted to you or otherwise in relation to the scheme and your rights shall be determined solely by the rules of the scheme in force at the date of termination of your employment.

3. HOURS OF WORK

3.1. You will normally work a minimum 37½ hour week of five days Monday to Friday inclusive, plus such time as is necessary to adequately fulfil the requirements of your job.

4. HOLIDAYS AND HOLIDAY PAY

4.1. The holiday year is from 1 January to 31 December each year.

4.2. The annual entitlement is 23 working days with pay per year.
Part-time staff will receive a pro rata entitlement.

4.3. The Company provides a long service holiday entitlement as follows which takes effect from the start of the next holiday year.

4.3.1 After three years continuous service the amount rises to 25 working days.

4.3.2 After five years continuous service the amount rises to 28 working days.

4.4. In addition to the above, you will also receive a paid holiday on or in respect of each of the eight Public Holidays as listed below:

New Year's Day	May Day	Christmas Day
Good Friday	Spring Bank Holiday	Boxing Day
Easter Monday	Late Summer Holiday	

Part-time staff will receive a pro rata entitlement.

4.5. Employees joining or leaving the Company during the year will be entitled to a proportion of their full entitlement of paid holiday calculated on a pro rata basis per completed week of service.

4.6. You will continue to receive normal salary whilst taking annual holiday entitlement.

4.7. Should you leave the Company for whatever reason and holidays taken exceed entitlements, then you accept as part of these Conditions of Employment that the Company has the right to deduct payments made in excess from any monies owing to you at the time of leaving.

4.8. Should you be absent for more than 13 weeks for any reasons, the Company reserves the right to suspend accrual of any holiday in excess of the minimum 4 weeks conferred by the Working Time Regulations (this Clause will not apply to the Ordinary Maternity Leave period.)

5. SICK PAY SCHEME

5.1. In addition to the Statutory Sick Pay Scheme for which the qualifying days will be Monday to Friday, the Company operates a discretionary Sick Pay Scheme for employees, details of which are as follows:

5.1.1 Up to two weeks sickness will be paid at full pay in any 12 month period.

5.2. Any further discretionary sick pay will be dependent on the nature of the illness or injury, length of service and previous attendance record and a case meeting will be held between the Line Manager and HR to discuss the facts of the case and the employee would be advised of the outcome. Discretionary sick pay will not apply to short-term absenteeism that is only self-certificated nor will it be offered in circumstances of sports injuries or where there is sufficient evidence to satisfy the Company that the absence was through the employee's own negligence.

5.3. To qualify for Company sick pay, you must also comply with the requirements for sickness notification and certification as laid down in the Employment Section of the Handbook.

5.4. Any additional Company sick pay will be subject to the receipt of medical certification and if necessary medical reports, and are entirely at the discretion of the Company and will not create a precedent either for Diomed or for the individual.

5.5. In the event the Company believes that an employee qualifies for further discretionary sick pay, as outlined above, the following guidelines would be considered.

5.5.1 Up to three years continuous service .... 13 weeks at half pay

5.5.2 After three years but less than five years continuous service.. 13 weeks at full pay

5.5.3 After five years continuous service.................................. 13 weeks at full pay and a further 13 weeks at half pay

5.6. The sick pay year, for calculation purposes, starts from the first period of absence in any 52 week period and all payments will be made up from any Statutory Sick Pay entitlement or any State Sickness Benefit.

6. HEALTH CARE SCHEMES

6.1. You may participate free of charge in Diomed's private health insurance scheme (which is taxable as a benefit in kind) and Diomed's permanent health insurance scheme, subject to acceptance by the insurance company (which provides an income during prolonged absence due to total disablement). Both schemes are more fully described in the Handbook. You would be subject to the rules of the schemes and the Company reserves the right to change scheme providers as and when it sees fit.

6.2. You are advised that these benefits are only provided whilst still in employment. This provision does not imply that the Company will retain employees who are incapable of carrying out normal contractual duties by reason of ill health. In appropriate circumstances the Company reserves the right to terminate employment on the grounds of capability even though this would mean that the benefit under the Private Health Insurance Scheme would no longer be payable.

7. PENSION SCHEME

7.1. All employees are automatically "contracted-in" to the State Earnings Related Pension Scheme (SERPS). Employees may choose to "contract-out" of SERPS either using the Diomed Group Personal Pension Scheme or a personal pension provider of their choice. Employees are urged to seek Independent Financial Advice as to the suitability of "contracting-out" and this should be reviewed on a regular basis

8. LIFE ASSURANCE

8.1. Diomed provides you with life assurance cover from your first day of employment to a level of four times basic salary subject to you being accepted by the insurance company.

9. GRIEVANCES

9.1. The Company's grievance procedure is as detailed in the Employment Section of the Company Handbook.

10. DISCIPLINARY PROCEDURES

10.1. The main disciplinary procedures of the Company are as detailed in the Employment Section of the Company Handbook.

11. TERMINATION OF EMPLOYMENT

11.1. The Company is required to give you and you are required to give the Company, one month's notice in writing up to the first eight months continuous service.

11.2. After eight months continuous service, the Company is required to give you and you are required to give the Company three months notice in writing irrespective of length of service.

11.3. If the company terminates your employment without Cause (Cause is defined below) then you will be entitled to receive a severance payment.

"Cause" shall mean:

(i) your embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of the Company's assets or businesses;

(ii) your conviction of any criminal offense (other than a traffic violation);

(iii) your behaviour, which is likely in the reasonable opinion of the Company to prejudice the interests of reputation of the Company, or;

(iv) any other breach by you of a material provision of the terms of your employment hereunder that remains incurred for thirty (30) days after written notice thereof is given to you. If the Company terminates your employment for Cause, the company shall have no further obligation of liability to you relating to your employment hereunder, or the termination thereof, other than for your base salary earned but unpaid through to the date of termination.

11.4. If you give notice to the Company to terminate your employment or you are given notice by the Company, it may be possible, by mutual agreement, to waive the formal periods of notice.

11.5. The Company has the right to dismiss employees without notice in the case of gross misconduct.

11.6. The Company reserves the right to make deductions from an employee's salary upon leaving or otherwise to reclaim any outstanding monies owed by the employee to the Company.

12. GARDEN LEAVE

12.1. The Company reserves the right to require you to remain at home during any notice period and remain available to attend the workplace if required. During any notice you may not be engaged in any capacity with another company without written permission.

13. COMPANY CARS

The Company does not provide company cars but you are entitled to a car allowance under the following conditions:

13.1. The car allowance is £ 10,440 per annum.

13.2. The car allowance will be paid on a monthly basis and will be taxable but non-pensionable.

13.3. You will be responsible for ensuring that your vehicle is appropriately insured (including for business use), taxed and where applicable, MOT'd and that you hold a valid Driving Licence.

13.4. You will be responsible for all maintenance and service changes relating to your vehicle. Your car must be properly maintained and available for use at all times when you may be required to travel on Company business.

13.5. The Company will pay for a breakdown / recovery service for you.

13.6. A petrol allowance of £3,000 per annum will be paid to you at a monthly rate.

14. RESTRAINT CLAUSE

14.1. Due to the nature of your work, upon leaving the Company you are not allowed, for a period of one year from the date of termination, to work for any competitor of the Company, or set up a business in competition, either directly or indirectly, within that radius.

14.2. You will not for one year after the termination of your employment for whatever reason, endeavour to solicit orders or custom from any person, firm or company who during the period of one year before termination of your employment have been a customer of the Company or any associated Company, or endeavour to influence in any way the relationship between any supplier or employee of the Company or any associated Company.

14.3. Each of the clauses listed above are deemed to be independent and should any clause be judged to be unenforceable, then any such judgement will not make null and void or adversely affect the other clause(s).

15. COLLECTIVE AGREEMENTS

15.1. There are no collective agreements, which affect the terms and conditions of your employment.

16. DATA PROTECTION

16.1. I understand and agree that the Company is permitted to hold personal information about me as part of its personnel and other business records and may use such information in the course of the Company's business.

17. DECLARATION

I accept this Statement, a copy of which has been given to me.

I have also received a copy of Sections entitled Employment Policies, Benefits and Working Practices contained within the Company Handbook, which I understand is part of my "Terms of Employment".

Signed: .... Dated: ....

CWM/SB/13.1.06